                                                                     EXHIBIT 4.2

                                 SUPPLEMENT NO. 2
                                       TO
                                    INDENTURE

      THIS SUPPLEMENT NO.2 TO INDENTURE (this "SUPPLEMENT"), dated as of June 18, 2003, among Architectural Floors, Inc., an Ohio corporation, Carpet Services of Tampa, Inc., a Florida corporation, Interface Teknit, Inc., a Michigan corporation, Interface TekSolutions, LLC, a Michigan limited liability company, Interfaceflor, Inc., a Georgia corporation, Re:Source Colorado, Inc., a Colorado corporation, Re:Source Minnesota, Inc., a Minnesota corporation, Re:Source North Carolina, Inc., a North Carolina corporation, Re:Source Oregon, Inc., an Oregon corporation , Re:Source South Florida, Inc., a Florida corporation, Re:Source Southern California, Inc., a California corporation, and Southern Contract Systems, Inc., a Georgia corporation (collectively the "ADDITIONAL GUARANTORS" and individually a "GUARANTOR") and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee under the Indenture defined below (the "TRUSTEE").

                              W I T N E S S E T H:

      WHEREAS, Interface, Inc., a Georgia corporation (the "COMPANY"), the Trustee, and the other signatories thereto, are party to that certain Senior Indenture, dated as of April 3, 1998, relating to $150,000,000 in initial aggregate principal amount of the Company's 7.30% Senior Notes due 2008 and the Company's 7.30% Series B Senior Notes due 2008 (the "Indenture"); and

      WHEREAS, in accordance with Sections 14.3(a) and 4.9 of the Indenture the signatories hereto, other than the Trustee, desire to supplement the Indenture for purposes of becoming "Guarantors" of the Securities and the Indenture, subject to and in accordance with the terms of the Indenture, including without limitation, Article Fourteen of the Indenture; and

      NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Additional Guarantors (as defined below) covenants and agrees as follows for the benefit of each other party to this Supplement and to the Indenture and for the equal and ratable benefit of the Holders of the
Securities:

1.    DEFINED TERMS

      Capitalized terms used but not otherwise defined are used herein with the meaning specified for such terms in the Indenture.

2.    ADDITIONAL GUARANTORS

      Each of the Additional Guarantors agrees that it shall be and become a Guarantor for all purposes of the Indenture and the Securities issued pursuant thereto and in accordance therewith and shall be fully liable thereunder and therefor, subject to the provisions of Article Fourteen of the Indenture, to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Securities, or the obligations of the Company or any other Guarantors to the Holders or the Trustee hereunder or thereunder to the extent and with the same effect as though each Additional Guarantor had been one of the Guarantors originally executing and delivering the Indenture and the Guarantee. All references in the Indenture and each Security to "Guarantors" or any "Guarantor" shall be deemed to include and to refer to each and every Additional Guarantor.

3.    GUARANTEE

      In furtherance of the foregoing and not in limitation thereof, and for value received, each of the undersigned Additional Guarantors hereby jointly, severally and unconditionally guarantees to the Holder of a Security the payments of principal of, premium, if any, and interest on, each Security in the amounts and at the time when due, and interest on the overdue principal, premium, if any, and interest, if any, of a Security and the payment or performance of all other obligations of the Company under the Indenture or the Securities, to each Holder of a Security and the Trustee, all in accordance with and subject to the terms and limitations of each Security, Article Fourteen of the Indenture, and the Guarantee (of which the Guarantee set forth in this Section 3 of this Supplement shall be, and shall be deemed to be, a part). The validity and enforceability of the Guarantee set forth in this Section 3 of this Supplement shall not be affected by the fact that it is not affixed to any Security or all of the Securities.

      The obligations of each of the undersigned Additional Guarantors to the Holders of Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Fourteen of the Indenture, and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates. Each Holder of a Security, by accepting the same, agrees to be and shall be bound by such provisions.

      This Guarantee is subject to release upon the terms set forth in the Indenture.

4.    DUPLICATE ORIGINALS

      The parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all such executed copies together represent the same agreement.

5.    GOVERNING LAW

      The laws of the State of New York shall govern this Supplement and the Guarantees set forth herein. Each Additional Guarantor agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture, this Supplement, the Guarantees, or the Securities.

            IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                    ADDITIONAL GUARANTORS:

                                    Architectural Floors, Inc.
                                    Carpet Services of Tampa, Inc.
                                    Interface Teknit, Inc.
                                    Interfaceflor, Inc.
                                    Re:Source Colorado, Inc.
                                    Re:Source Minnesota, Inc.
                                    Re:Source North Carolina, Inc.
                                    Re:Source Oregon, Inc.
                                    Re:Source South Florida, Inc.
                                    Re:Source Southern California, Inc.
                                    Southern Contract Systems, Inc.

                                    each as a Guarantor


                                    By: /s/ Patrick C. Lynch
                                        ----------------------------------------
                                        Patrick C. Lynch, Vice President

                                    Interface TekSolutions, LLC, as  a Guarantor

                                    By: INTERFACE FABRICS GROUP MARKETING, INC.,
                                          its sole member

                                        By: /s/ Patrick C. Lynch
                                            ------------------------------------
                                            Patrick C. Lynch, Vice President

                                    TRUSTEE:

                                    Wachovia Bank, National Association

                                    By: /s/ Teresita Glasgow
                                        ----------------------------------------
                                        Name:  Teresita Glasgow
                                        Title:  Vice President


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